Exhibit 4(ii)

GUARANTEED LIFETIME WITHDRAWAL BENEFIT (GLWB) RIDER

This rider is part of Your contract. The Rider Effective Date is shown on the Data Page. All definitions, provisions, and exceptions of the contract apply to this rider unless specifically changed by this rider. This rider is available only if the Owner(s) and Covered Lives meet Our rider eligibility guidelines.

In the event of a conflict between any provision in this rider and the contract, the provisions of this rider will control. The initial charge for this rider is shown on the Data Page. You may terminate the guaranteed lifetime withdrawal benefit (GLWB) portion of this rider any time after it has been in force for six full Contract Years.

RIDER BENEFITS

This rider guarantees that You may take certain Withdrawals in each Contract Year for life, regardless of Your contract’s Accumulated Value, subject to the terms and conditions of this rider. The purpose of the GLWB provided under this rider is to provide security through available Withdrawals. This rider also provides a Death Benefit that replaces any other Death Benefit under the contract. The GLWB will terminate upon assignment or a change in ownership of the contract unless the assignment or ownership change meets the qualifications specified in the COVERED LIFE CHANGE provision of this rider.

DEFINITIONS

COVERED LIFE or COVERED LIVES are the natural person(s) upon whose lives the Secure Income Benefit Payments of this rider are based. There can be no more than two Covered Lives.

EXCESS WITHDRAWAL is (i) any Withdrawal taken before the availability of Secure Income Withdrawals or (ii) after Secure Income Withdrawals become available, the portion of any Withdrawal that exceeds the Secure Income Benefit Payment. Excess Withdrawals may significantly reduce or even terminate the GLWB. Excess Withdrawals may be subject to Surrender Charges, Bond Adjustments, Equity Adjustments and taxes and tax penalties.

INITIAL SECURE INCOME PERCENTAGE is the Secure Income Percentage applicable to your Contract based on the age of the youngest Covered Life on the date the application was signed, whether you have elected the Level Income Option or Tiered Income Option, and whether you have elected “Single Life” or “Joint Life” Secure Income Benefit Payments, and before the application of any Secure Income Deferral Credits. The Initial Secure Income Percentage is shown on Your Data Page.

OWNER is the person, including any Joint Owner, who owns all rights and privileges of this rider. If the Owner is not a natural person, for purposes of this rider, the term "Owner" shall mean the Annuitant(s), but the Annuitant(s) shall not be entitled to any rights or privileges of this rider to which the Owner is entitled.

SECURE INCOME BENEFIT BASE is the basis for determining the Secure Income Benefit Payment available each Contract Year.

SECURE INCOME BENEFIT PAYMENT is the amount that we guarantee you may withdraw during a Contract Year, in the form of Secure Income Withdrawals, without reducing your benefit.

SECURE INCOME DEFERRAL CREDIT is an annual percentage added to the Initial Secure Income Percentage on each Contract Anniversary prior to the first Withdrawal. It is based on the age of the younger covered life on the date the application was signed, whether you have elected the Level Income Option or Tiered Income Option, and whether you have elected “Single Life” or “Joint Life” Secure Income Benefit Payments. The Secure Income Deferral Credit is shown on Your Data Page. No further Secure Income Deferral Credit will be applied to the Secure Income Percentage once the first Withdrawal has been taken.

SECURE INCOME PERCENTAGE is a factor used for determining the Secure Income Benefit Payment. The Secure Income Percentage will be the sum of the Initial Secure Income Percentage and the Secure Income Deferral Credits, if any. Once a Withdrawal is taken, the Secure Income Percentage will not change while the GLWB remains in force, unless you selected the Tiered Income Option, in which case the Secure Income Percentage will be recalculated when the contract Accumulated Value is reduced to $0, if ever.

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SECURE INCOME WITHDRAWAL is any Withdrawal of the Secure Income Benefit Payment for a Contract Year. Secure Income Withdrawals are available beginning (i) on the Contract Date if the Covered Life (or oldest Covered Life, if applicable) is at least age 59½ or (ii) on the date that the Covered Life (or oldest Covered Life, if applicable) attains age 59½. Secure Income Withdrawals will not reduce your Secure Income Benefit Base and are not subject to Surrender Charges or Bond Adjustments, but may be subject to Equity Adjustments and taxes.

SPOUSE is the person recognized as the Owner’s Spouse and eligible to make a spousal election under federal tax laws.

STEP-UP BASE is the sum of the Index-Linked Segment Crediting Bases plus the total value of any allocation to the Fixed Segment Option(s) and Variable Account.

WITHDRAWAL is any partial surrender of the contract Accumulated Value (including Surrender Charges, if the partial surrender exceeds the Free Surrender Amount) and/or any partial annuitization of the Contract.

GUARANTEED LIFETIME WITHDRAWAL BENEFIT (GLWB)

This rider provides for guaranteed lifetime Secure Income Benefit Payments, up to the annual Secure Income Percentage of the Secure Income Benefit Base, that may begin on and after the date the oldest Owner attains age 59 ½ subject to the terms and conditions of this rider. The annual Secure Income Percentage is based on “Single Life” or "Joint Life" as described in "SINGLE LIFE" AND "JOINT LIFE" SECURE INCOME BENEFIT PAYMENTS. When calculating the Secure Income Benefit Base, all Withdrawals taken prior to the date the oldest Owner attains age 59 ½ are treated as Excess Withdrawals.

INCOME OPTIONS

At the time of application, You have the option of selecting one (1) of two (2) Income Options: Level Income or Tiered Income. The option You selected at the time of application is shown on Your Data Page. You may change Your Income Option selection prior to taking Your first Withdrawal. You may only change Your Income Option once - see CHANGING INCOME OPTIONS for additional information.

Level Income Option

This option is designed to offer a level income regardless of the contract Accumulated Value. The Secure Income Benefit Payment is calculated by taking the Secure Income Percentage multiplied by the Secure Income Benefit Base.

Tiered Income Option

This option is designed to offer a higher level of income (Tier 1) while the contract Accumulated Value is greater than zero ($0) and provides a reduced level of income (Tier 2) when the contract Accumulated Value is reduced to zero ($0). At the time of first Withdrawal, the Secure Income Benefit Payment is calculated by taking the Tier 1 Secure Income Percentage multiplied by the Secure Income Benefit Base. For Contract Years after the contract Accumulated Value is reduced to zero ($0), the Secure Income Benefit Payment is calculated by taking the Tier 2 Secure Income Percentage multiplied by the Secure Income Benefit Base.

CHANGING INCOME OPTIONS

The Income Option You selected at the time of application is shown on the Data Page. You may change Your selection prior to taking Your first Withdrawal. You may only change Your Income Option once.

If You elect to change Your Income Option, we must receive that request in writing before You take the first Withdrawal. After You take the first Withdrawal, You will no longer be able to change Income Options.

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WITHDRAWALS

You are not required to take Withdrawals, except as described in EFFECT ON RIDER BENEFITS IF CONTRACT ACCUMULATED VALUE IS ZERO. You may take Withdrawals when, and in any amount, You desire subject to the Minimum Unscheduled Partial Surrender amount shown on the Data Page. Anytime You take a Withdrawal, We adjust the Secure Income Benefit Payment and the Secure Income Benefit Base, as described in SECURE INCOME BENEFIT PAYMENT CALCULATION and SECURE INCOME BENEFIT BASE CALCULATION. Withdrawals are deducted from the investments in the same proportion as Your current Accumulated Value unless You direct otherwise.

Note:	Although this rider does not restrict Your Withdrawal rights under the contract, You need to know that the amount of Withdrawals that exceed the Secure Income Benefit Payment have a negative effect on this rider’s value as described in EFFECT OF EXCESS WITHDRAWALS ON RIDER BENEFITS. Once You take Your first Withdrawal Your Secure Income Percentage is locked in, You are no longer eligible for additional Secure Income Deferral Credits, and You may not change Your Income Option.

"SINGLE LIFE" AND "JOINT LIFE" SECURE INCOME BENEFIT PAYMENTS

"Single Life" Secure Income Benefit Payments

If You elected "Single Life", Secure Income Benefit Payments continue until the earlier of:

1.	the death of the first Owner to die; or

2.	the Secure Income Benefit Base being reduced to zero.

The “Single Life” Initial Secure Income Percentage and Secure Income Deferral Credit are set as of Your Rider Effective Date as shown on the Data Page.

"Joint Life" Secure Income Benefit Payments

If You elected "Joint Life", Secure Income Benefit Payments continue until the earlier of:

1.	the death of the last Covered Life; or

2.	the Secure Income Benefit Base being reduced to zero.

The "Joint Life" Initial Secure Income Percentage and Secure Income Deferral Credit are set as of Your Rider Effective Date as shown on the Data Page.

Note:	If You elect “Joint Life” at the time of application and a Covered Life passes away before the first Withdrawal, the surviving Covered Life will be eligible for the “Single Life” Secure Income Benefit Payment at the time of first Withdrawal.

EFFECT ON RIDER BENEFITS IF CONTRACT ACCUMULATED VALUE IS ZERO

If Your contract Accumulated Value is zero and rider benefits are available:

1.	You will receive "Single Life" or "Joint Life" Secure Income Benefit Payments as described in "SINGLE LIFE" AND "JOINT LIFE" SECURE INCOME BENEFIT PAYMENTS. You may elect the frequency of Your Secure Income Benefit Payment on a schedule that is acceptable to Us.

2.	You will continue to receive the Secure Income Benefit Payment under this rider according to the rider terms, but all other rights and benefits under this rider and the contract, including death benefits, will cease.

Note:	If You have elected the Tiered Income Option, Your Secure Income Benefit Payment will be based on the Tier 2 Secure Income Percentage.

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SECURE INCOME BENEFIT PAYMENT CALCULATION

The annual Secure Income Benefit Payment is calculated as a percentage of the Secure Income Benefit Base and is calculated by taking the Secure Income Percentage multiplied by the Secure Income Benefit Base.

You are not required to take a Withdrawal of any or all of the Secure Income Benefit Payment in a Contract Year. If You do not take an available Secure Income Withdrawal in a Contract Year, that remaining Secure Income Withdrawal does not carry over to the next Contract Year.

Note:	The remaining Secure Income Withdrawal for a Contract Year is the annual Secure Income Benefit Payment minus Contract Year to date Withdrawals.

SECURE INCOME BENEFIT BASE CALCULATION

We calculate the Secure Income Benefit Base on the Rider Effective Date and on each Contract Anniversary while the GLWB is in force. The Secure Income Benefit Base may increase on the Segment Anniversary if there is a Step-Up, as described in SECURE INCOME BENEFIT BASE STEP-UP. If the Issue Date and the Rider Effective Date are the same, the initial Secure Income Benefit Base equals the Premium Payments made.

If the total of all Withdrawals during a Contract Year are less than or equal to the Secure Income Benefit Payment, the Secure Income Benefit Base will not decrease. Excess Withdrawals will reduce the Secure Income Benefit Base in an amount equal to the greater of:

1.	the Excess Withdrawals; and

2.	the result of (a. divided by b.), multiplied by c., where:

a.	is the amount withdrawn in excess of the Secure Income Withdrawal remaining prior to the Withdrawal;

b.	is the contract Accumulated Value after the Secure Income Withdrawal is deducted, but prior to the Excess Withdrawal; and

c.	is the Secure Income Benefit Base prior to the adjustment for the Excess Withdrawal.

Increases to the Secure Income Benefit Base are described in SECURE INCOME BENEFIT BASE STEP-UP.

Note:	The Secure Income Benefit Base cannot be withdrawn in a lump sum and is not payable as a death benefit.

SECURE INCOME DEFERRAL CREDIT

The Secure Income Deferral Credit is expressed as an annual percentage added to the Secure Income Percentage each year on the Contract Anniversary, until the first Withdrawal. It is based on the age of the younger covered life on the date the application was signed, whether you have elected the Level Income Option or Tiered Income Option, and whether you have elected “Single Life” or “Joint Life” Secure Income Benefit Payments.

Note:	The Secure Income Deferral Credit is used only for the purpose of calculating the Secure Income Percentage. It is not included in Your contract Accumulated Value.

SECURE INCOME BENEFIT BASE STEP-UP

On each Segment Anniversary following the Rider Effective Date, We will compare the Step-Up Base on the Segment Anniversary to the Secure Income Benefit Base. If the Step-Up Base is greater than the Secure Income Benefit Base, We will automatically increase ("Step-Up") the Secure Income Benefit Base to the Step-Up Base if You are eligible for that Step-Up.

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You are eligible for a Step-Up to the Secure Income Benefit Base if the following requirements are satisfied:

1.	the Segment Anniversary occurs before the later of:

a.	the Segment Anniversary following the date the oldest Owner attains age 85; or

b.	the Segment Anniversary following twelve years after the Rider Effective Date;

2.	You have not declined any increases in the rider charge; and

3.	You have not fully annuitized Your contract.

So long as You remain eligible for the Step-Up feature of the GLWB, You will be charged the then current rider charge as described in RIDER CHARGE. You may avoid an increase in Your rider charge by declining the rider charge increase before the rider charge increase becomes effective. If You decline the increased charge, You are no longer eligible for the Step-Up feature. The feature may not be added later and You will not receive future Step-Ups.

EFFECT OF EXCESS WITHDRAWALS ON RIDER BENEFITS

Any Withdrawal, or portion thereof, when aggregated with all prior Withdrawals during that Contract Year, that exceeds the Secure Income Benefit Payment is an Excess Withdrawal. As stated previously in GUARANTEED LIFETIME WITHDRAWAL BENEFIT (GLWB), all Withdrawals taken prior to the date the oldest Owner attains age 59 ½ are treated as Excess Withdrawals.

Excess Withdrawals will reduce the Secure Income Benefit Base. This reduction may be greater than the dollar amount of the Excess Withdrawal when the contract Accumulated Value is less than the Secure Income Benefit Base. For a description of how Excess Withdrawals impact the Secure Income Benefit Base, see SECURE INCOME BENEFIT BASE CALCULATION. For a description of how Excess Withdrawals impact the GLWB Death Benefit, see RIDER BENEFITS AT DEATH.

When You request a Withdrawal, We will tell You whether that Withdrawal is an Excess Withdrawal. We will also tell You the maximum Withdrawal amount You may take before the Withdrawal is considered an Excess Withdrawal.

REQUIRED MINIMUM DISTRIBUTIONS (RMD)

Tax- qualified contracts are subject to certain federal tax rules requiring that RMD be taken on a calendar year basis (as opposed to a contract year basis).

If You are eligible for and enroll in our RMD Program for GLWB, as discussed below, a Withdrawal taken to satisfy RMD for the contract (an "RMD amount") that exceeds a Secure Income Benefit Payment for that Contract Year will not be deemed an Excess Withdrawal.

RMD Program: Eligibility in the RMD Program for GLWB is determined by satisfaction of the following requirements:

1.	the amount required to be distributed each calendar year for purposes of satisfying the RMD rules of the Internal Revenue Code is based only on this contract (the "RMD amount"); and

2.	You have elected scheduled Secure Income Benefit Payments.

Note:	Although enrollment in the RMD Program for GLWB does not prevent You from taking an unscheduled Withdrawal, an unscheduled Withdrawal will cause You to lose the RMD Program protections for the remainder of the Contract Year. This means that the amount of any Withdrawals (scheduled or unscheduled) during the remainder of the Contract Year that exceed the available Secure Income Benefit Payment will be treated as Excess Withdrawals, even if the purpose is to take the RMD amount. You will automatically be re-enrolled in the RMD Program for GLWB on Your next Contract Anniversary.

We reserve the right to modify or eliminate the RMD Program for GLWB; for example, if there is a change to the Internal Revenue Code or Internal Revenue Service rules or interpretations relating to RMD, including the issuance of relevant IRS guidance. We will send You at least 30 days advance Notice of any change in or elimination of the RMD Program for GLWB. Any modifications or elimination of the RMD Program for GLWB will take effect after Notice. If We exercise our right to modify or eliminate the RMD Program for GLWB, then the amount of any scheduled or unscheduled Withdrawal in excess of a Secure Income Benefit Payment after the effective date of the program’s modification or elimination will be deemed an Excess Withdrawal.

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RIDER CHARGE

There is an additional charge for the GLWB. The rider charge is computed quarterly based on the Secure Income Benefit Base and is deducted from Your contract Accumulated Value at the end of each calendar quarter. The rider charge is deducted from Your Segment Options, Initial Holding Account, and/or Variable Account Accumulated Value in the same proportion as Your Accumulated Value is allocated to those investments. If the portion of the rider fee applied to the Fixed Segment Option would exceed the difference between the Accumulated Value in the Fixed Segment Option and the minimum nonforfeiture amount as required by the Standard Nonforfeiture Amount for Individual Deferred Annuities, such excess will instead be deducted in the same proportion as your Accumulated Value is allocated among the other Segment Options and the Variable Account. If this rider is issued after the beginning of a calendar quarter, We will pro-rate the rider charge to reflect the number of days the GLWB is in force during the calendar quarter.

The initial rider charge is shown on the Data Page. We may increase the rider charge, but We guarantee that the increased charge will not exceed the maximum rider charge shown on the Data Page. You will be notified of a rider charge increase in writing. Rider charge increases, if any, will automatically apply unless We receive Notice from You declining the increase prior to the effective date of the rider charge increase.

Note:	If You decline an increase in the rider charge, You will no longer be eligible for future Step-Ups and Your current rider charge will remain in effect as long as the GLWB is in force.

If the GLWB is terminated, We will pro-rate the rider charge to reflect the number of days that the GLWB was in force during the calendar quarter. There will be no further deductions for the rider charge.

FIXED SEGMENT OPTION RESTRICTIONS

If the Fixed Segment Option is available to You, You will not be permitted to allocate any more than the Maximum Fixed Segment Option Allocation of Your contract Accumulated Value on the contract Issue Date or request a transfer that would result in the Fixed Segment Option Accumulated Value being greater than the Maximum Fixed Segment Option Allocation shown on the Data Page of the contract Accumulated Value. If the Secure Income Benefit Payment is greater than the Maximum Fixed Segment Option Allocation of the contract Accumulated Value, a transfer will be permitted that results in the Fixed Segment Option Accumulated Value not being greater than the Secure Income Benefit Payment. We may further restrict the Fixed Segment Option based on current interest rates. We will provide at least 30 days notice of any change in this restriction.

EFFECT OF REACHING THE MAXIMUM ANNUITIZATION DATE

On or before the maximum Annuitization Date, You must elect one of the contract or GLWB rider payment options described below.

1.	Contract payment options:

a.	payments resulting from applying the contract Accumulated Value to an annuity benefit payment option

i.	For contracts with one annuitant – Life Income with payments guaranteed for a period of 10 years.

ii.	For contracts with joint annuitants – Joint and Full Survivor Income with payments guaranteed for a period of 10 years; or

b.	payment of the contract Accumulated Value as a single payment.

2.	GLWB rider payment option:

a.	fixed scheduled payments each year in the amount of the Secure Income Benefit Payment, until the date of death of the last Covered Life.

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We will send You written Notice at least 30 days prior to the maximum Annuitization Date and ask You to select one of the available payment options listed above. If We have not received Your election as of the maximum Annuitization Date, You will receive the option that results in the higher annual payment amount between option 1a and 2 above.

Note:	For 2 above, if the Tiered Income Option is selected on the maximum Annuitization Date, We will calculate the number of payments You will receive based on the Tier 1 Secure Income Percentage by taking Your Accumulated Value divided by the Secure Income Benefit Payment at the scheduled frequency You elected. After You have received that number of payments, Your payment will decrease to be based on the Tier 2 Secure Income Percentage multiplied by the Secure Income Benefit Base on the maximum Annuitization Date. Payments will still only continue until the date of death of the last Covered Life.

RIDER BENEFITS AT DEATH

The Death Benefit described below replaces any other Death Benefit under the contract and continues to apply even if the GLWB is terminated.

If You die when the contract Accumulated Value is greater than zero:

1.	If You are the only Owner, upon Your death, Your primary beneficiary may elect one of the following:

a.	receive the Death Benefit as set forth below; or

b.	if the primary beneficiary is Your Spouse, Your Spouse may continue the contract with or without the GLWB as set forth in SPOUSAL CONTINUATION.

2.	If there are Joint Owners, upon the death of the first Joint Owner to die, the surviving Joint Owner may elect one of the following:

a.	receive the Death Benefit as set forth below; or

b.	if the surviving Joint Owner is Your Spouse, Your Spouse may continue the contract with or without the GLWB as set forth in SPOUSAL CONTINUATION.

The Death Benefit is equal to the greater of 1 or 2 where:

1.	Is the Accumulated Value, adjusted for the Bond Adjustment, on the date We receive the proof of death and all required documents in Good Order; or

2.	Is the total Premium Payment minus an adjustment for each partial Surrender (and any applicable Surrender Charge and fees) and an adjustment for each partial Annuitization made prior to the date We receive the poof of death and all required documents.

NOTE:	For 2. above, a Withdrawal that is not an Excess Withdrawal will reduce the Death Benefit by the amount of the Withdrawal. Then, each Excess Withdrawal will proportionately reduce the Death Benefit by the ratio of the Excess Withdrawal taken to the contract Accumulated Value immediately prior to the Excess Withdrawal.

If You die after the contract Accumulated Value has reduced to zero:

1.	If You elected "Single Life" Secure Income Benefit Payments, all payments stop and the contract is terminated.

2.	If You elected "Joint Life" Secure Income Benefit Payments, We will continue payments to the surviving Covered Life until the date of the surviving Covered Life’s death.

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SPOUSAL CONTINUATION

If You die while the GLWB is in force, Your Spouse can NOT continue the contract with the GLWB if any of the following apply:

1.	The contract Accumulated Value is zero.

2.	There has been a previous spousal continuation of the contract and the GLWB.

3.	You were the sole Owner and Your Spouse is not a primary beneficiary.

4.	There were Joint Owners and Your Spouse is not the surviving Joint Owner.

5.	Your Spouse does not meet the minimum age requirement of Our rider eligibility guidelines on the date of the continuation election.

6.	Withdrawals have been taken and You have "Single Life" Secure Income Benefit Payments. As explained in "SINGLE LIFE" AND "JOINT LIFE" SECURE INCOME BENEFIT PAYMENTS, "Single Life" Secure Income Withdrawals cease upon the death of the first Owner to die.

7.	Withdrawals have been taken and You have "Joint Life" Secure Income Benefit Payments and Your Spouse is not an eligible Covered Life. As explained in COVERED LIFE CHANGE, after “Joint Life” Secure Income Withdrawals have been taken, no one, including Your Spouse, may become a new Covered Life.

Note:	Although spousal continuation may be available under the contract for a subsequent Spouse, the GLWB may only be continued once.

Note:	If Your Spouse is not eligible to continue the GLWB, or elects not to continue the GLWB, the GLWB and all rights, benefits and charges under the GLWB will terminate.

If none of the statements above apply and Your Spouse elects to continue the contract with the rider:

If Withdrawals have not been taken:

1.	Secure Income Benefit Payments will be calculated as "Single Life".

2.	You will be removed as a Covered Life and Your Spouse will be the sole Covered Life.

3.	Your Spouse can NOT add a new Covered Life or elect "Joint Life" Secure Income Benefit Payments.

4.	The Secure Income Percentage and Secure Income Deferral Credit will be based on Your Spouse’s age on the Issue Date of Your contract.

5.	Secure Income Benefit Payments will continue to be available until the death of Your Spouse.

6.	All other provisions of this rider will continue as in effect on the date of Your death.

If Withdrawals have been taken and You have "Joint Life" Secure Income Benefit Payments:

1.	The Secure Income Percentage will continue to be based on the original Covered Lives.

2.	Your Spouse can NOT add a new Covered Life.

3.	Secure Income Benefit Payments will continue to be available until the death of Your Spouse.

4.	All other provisions of this rider will continue as in effect on the date of Your death.

COVERED LIFE CHANGE

Any Covered Life Change, assignment or change in ownership of the contract (a "Change") that is not listed below will result in termination of the GLWB.

1.	Spousal continuation of the GLWB as described above in SPOUSAL CONTINUATION.

2.	If You have selected "Single Life" Secure Income Benefit Payments:

a.	You may remove a Joint Owner as a Covered Life and Secure Income Withdrawals will cease upon Your death.

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i.	The Initial Secure Income Percentage and Secure Income Deferral Credit will remain locked at the percentages as shown on the Data Page and will not be reset to reflect the removal of the Covered Life.

b.	You may add a primary beneficiary to Your contract; however, You may not add a primary beneficiary as a Covered Life for purposes of this rider.

3.	If You have selected "Joint Life" Secure Income Benefit Payments:

a.	You may remove a Joint Owner or primary beneficiary as a Covered Life and Secure Income Withdrawals will cease upon Your death.

i.	The Initial Secure Income Percentage and Secure Income Deferral Credit will remain locked at the percentages as shown on the Data Page and will not be reset to reflect the removal of the Covered Life.

b.	You may add a primary beneficiary to Your contract; however, You may not add a primary beneficiary as a Covered Life for purposes of this rider.

4.	If You have selected “Joint Life” Secure Income Benefit Payments, no Withdrawals have been taken, and a Covered Life passes away:

a.	The surviving Covered Life will be eligible for “Single Life” Secure Income Benefit Payments.

b.	The Initial Secure Income Percentage and Secure Income Deferral Credits will reset and be based on the surviving Covered Life’s age and percentages offered as of the date the application was signed.

5.	Change of ownership from a non-natural person to a natural person or to another non-natural person, provided that the change does not result in a change to the Covered Life or the application of the RMD provisions.

6.	If You have previously elected to continue the rider as provided in SPOUSAL CONTINUATION, You may add a primary beneficiary to Your contract; however, You may not add a primary beneficiary as a Covered Life for purposes of this rider.

No Change is effective until approved by Us in writing. Upon Our approval, the Change is effective as of the date You signed the Notice requesting the Change.

An assignment of the contract or this rider shall be deemed a request for a Change. If the Change is not one of the above permissible Changes, the GLWB will be terminated as of the date of the assignment.

EFFECT OF DIVORCE ON THE RIDER

Generally, in the event of a divorce, the Spouse who retains ownership of the contract will continue to be entitled to all rights and benefits of this rider while the former Spouse will no longer have any such rights or be entitled to any benefits under this rider. If You take a Withdrawal to satisfy a court order to pay a portion of the contract to Your former Spouse, any portion of such Withdrawal that exceeds the available Secure Income Withdrawal shall be an Excess Withdrawal under this rider.

ANNUAL REPORT

We will send You a contract annual report that includes, but is not limited to, the current Secure Income Benefit Base amount, the current Secure Income Benefit Payment amount, as of the most recent Contract Anniversary date.

TERMINATION

You may terminate the GLWB any time after this rider has been in force for six full Contract Years.

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We will terminate the GLWB when any of the following occurs:

1.	the contract terminates;

2.	You fully annuitize the contract;

3.	the Secure Income Benefit Base is reduced to zero;

4.	there is a Change of Covered Life or Owner, except as permitted in COVERED LIFE CHANGE; or

5.	Your surviving Spouse continues the contract without the GLWB.

The Death Benefit provided by this rider will continue to apply in place of any other Death Benefit under the contract if the GLWB is terminated.

REINSTATEMENT

If the GLWB terminates for any reason other than Your full surrender of Your contract, the GLWB may not be reinstated.

If You surrender Your contract with the GLWB in force and the contract is later reinstated, the GLWB also must be reinstated. If the contract and GLWB are reinstated, the GLWB will be reinstated as of the date of the termination. At the time the GLWB is reinstated, We will deduct rider charges scheduled during the period of termination and make any other adjustments necessary to reflect any changes in the amount reinstated and the contract accumulated value as of the date of termination.

Principal Life Insurance Company

{Des Moines, Iowa 50392-0001}

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